SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 13G/A
(Amendment No. 1)
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
Amarin Corporation plc

(Name of Issuer)
Ordinary Shares, 5p par value

(Title of Class of Securities)
023111107

(CUSIP Number)
April 20, 2006

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐     Rule 13d-1(b)
☑     Rule 13d-1(c)
☐     Rule 13d-1(d)

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CUSIP No.	023111107	13G/A	Page	2	of	11

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

Southpoint Capital Advisors LP
20-0975910

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		10,815,339**

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		10,815,339**

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

10,815,339**

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.5% **

12	TYPE OF REPORTING PERSON*

PN

       * SEE INSTRUCTIONS BEFORE FILLING OUT
       ** SEE ITEM 4.

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CUSIP No.	023111107	13G/A	Page	3	of	11

1	NAME OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Southpoint GP, LP
20-1095514

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *:
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		10,815,339**

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		10,815,339**

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

10,815,339**

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *:

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.5% **

12	TYPE OF REPORTING PERSON *:

PN

       * SEE INSTRUCTIONS BEFORE FILLING OUT
       ** SEE ITEM 4.

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CUSIP No.	023111107	13G/A	Page	4	of	11

1	NAME OF REPORTING PERSONS:
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Southpoint Capital Advisors, LLC
20-0975900

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *:
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		10,815,339**

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		10,815,339**

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

10,815,339**

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *:

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.5% **

12	TYPE OF REPORTING PERSON *:

OO

       * SEE INSTRUCTIONS BEFORE FILLING OUT
       ** SEE ITEM 4.

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CUSIP No.	023111107	13G/A	Page	5	of	11

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

Southpoint GP, LLC
20-1064783

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		10,815,339**

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		10,815,339**

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

10,815,339**

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.5% **

12	TYPE OF REPORTING PERSON *

OO

       * SEE INSTRUCTIONS BEFORE FILLING OUT
       ** SEE ITEM 4.

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CUSIP No.	023111107	13G/A	Page	6	of	11

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

Robert W. Butts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

	5	SOLE VOTING POWER:

NUMBER OF		10,815,339**

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		10,815,339**

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

10,815,339**

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.5% **

12	TYPE OF REPORTING PERSON *

IN

       * SEE INSTRUCTIONS BEFORE FILLING OUT
       ** SEE ITEM 4.

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CUSIP No.	023111107	13G/A	Page	7	of	11

1	NAME OF REPORTING PERSONS:
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): John S. Clark II

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

	5	SOLE VOTING POWER:

NUMBER OF		10,815,339**

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		10,815,339**

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

10,815,339**

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.5% **

12	TYPE OF REPORTING PERSON*

IN

       * SEE INSTRUCTIONS BEFORE FILLING OUT
       ** SEE ITEM 4.

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SCHEDULE 13G/A
     This Amendment No. 1 to the Schedule 13G (the “Schedule 13G”) is being filed on behalf of Southpoint Capital Advisors LLC, a Delaware limited liability company (“Southpoint CA LLC”), Southpoint GP, LLC, a Delaware limited liability company (“Southpoint GP LLC”), Southpoint Capital Advisors LP, a Delaware limited partnership (“Southpoint Advisors”), Southpoint GP, LP, a Delaware limited partnership (“Southpoint GP”), Robert W. Butts and John S. Clark II. Southpoint CA LLC is the general partner of Southpoint Advisors. Southpoint GP LLC is the general partner of Southpoint GP. Southpoint GP is the general partner of Southpoint Fund LP, a Delaware limited partnership (the “Fund”), Southpoint Qualified Fund LP, a Delaware limited partnership (the “Qualified Fund”), and Southpoint Master Fund, LP, a Cayman Islands exempted limited partnership (the “Master Fund”). Southpoint Offshore Fund, Ltd., a Cayman Island exempted company (the “Offshore Fund”), is also a general partner of the Master Fund. This Schedule 13G relates to shares of Ordinary Shares of Amarin Corporation plc (the “Issuer”), purchased by the Fund, the Qualified Fund and the Master Fund.

Item 1(a)	Name of Issuer.

Amarin Corporation plc

Item 1(b)	Address of Issuer’s Principal Executive Offices.

110 Cannon Street London EC4N 6AR, England

Item 2(a)	Name of Person Filing.

	(1)	Southpoint Capital Advisors, LP
	(2)	Southpoint GP, LP
	(3)	Southpoint Capital Advisors, LLC
	(4)	Southpoint GP, LLC
	(5)	Robert W. Butts
	(6)	John S. Clark II

Item 2(b)	Address of Principal Business Office, or, if none, Residence.

	(1)	For all Filers: 623 Fifth Avenue, Suite 2503 New York, NY 10022 (212) 692-6350

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Item 2(c)	Citizenship or Place of Organization.

	(1)	Southpoint Capital Advisors LP is a Delaware limited partnership.
	(2)	Southpoint GP, LP is a Delaware limited partnership.
	(3)	Southpoint Capital Advisors LLC is a Delaware limited liability company.
	(4)	Southpoint GP, LLC is a Delaware limited liability company.
	(5)	Robert W. Butts is a U.S. citizen.
	(6)	John S. Clark II is a U.S. citizen.

Item 2(d)	Title of Class of Securities.

Ordinary Shares, 5p Par Value (the “Ordinary Shares”).

Item 2(e)	CUSIP Number.

023111107

Item 3	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4	Ownership.

	(a )	Southpoint CA LLC, Southpoint GP LLC, Southpoint GP, Southpoint Advisors, Robert W. Butts and John S. Clark II may be deemed the beneficial owners of 10,815,339 shares of the Ordinary Shares, 8,216,329 of which are shares of Common Stock and 2,599,010 are shares of Common Stock issuable upon conversion of warrants.

	(b )	As of October 17, 2006, Southpoint CA LLC, Southpoint GP LLC, Southpoint GP, Southpoint Advisors, Robert W. Butts and John S. Clark II may be deemed the beneficial owners of 14.0% of the outstanding shares of the Ordinary Shares. This percentage was determined by dividing 10,815,339 by 80,107,918, (which equals 77,548,908, the number of Ordinary Shares currently issued and outstanding as of December 31, 2005, as reported in the Issuer’s report on form 20-F/A filed on October 13, 2006, plus 2,599,010, the number of shares of Common Stock that would be outstanding if Alta converted its warrants).

	(c )	Southpoint CA LLC, Southpoint GP LLC, Southpoint GP, Southpoint Advisors, Robert W. Butts and John S. Clark II have the sole power to vote and dispose of the 10,815,339 shares of the Ordinary Shares beneficially owned.

Item 5	Ownership of Five Percent or Less of a Class.

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Not Applicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

All securities reported in this schedule are owned by clients of the Investment Manager. To the knowledge of the Investment Manager, no one client owns more than 5% of the Ordinary Shares.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company.

Not Applicable.

Item 8	Identification and Classification of Members of the Group.

Not Applicable.

Item 9	Notice of Dissolution of Group.

Not Applicable.

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits	Exhibit 1

Joint Filing Agreement dated October 17, 2006, between Southpoint CA LLC, Southpoint GP LLC, Southpoint GP, Southpoint Advisors, Robert W. Butts and John S. Clark II.

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SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
     Date: October 17, 2006

SOUTHPOINT CAPITAL ADVISORS, LP

By:	Southpoint Capital Advisors LLC
its general partner

	By:	/s/ Robert W. Butts

	Name:	Robert W. Butts
	Title:	Manager

SOUTHPOINT GP, LP

By:	Southpoint GP, LLC
its general partner

	By:	/s/ Robert W. Butts

	Name:	Robert W. Butts
	Title:	Manager

SOUTHPOINT CAPITAL ADVISORS, LLC

By:	/s/ Robert W. Butts

Name:	Robert W. Butts
Title:	Manager

SOUTHPOINT GP, LLC

By:	/s/ Robert W. Butts

Name:	Robert W. Butts
Title:	Manager

/s/ Robert W. Butts

Robert W. Butts

/s/ John S. Clark II

John S. Clark II
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